UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                                November 1, 2005
                        (Date of earliest event reported)



                         PETROSEARCH ENERGY CORPORATION
                         ------------------------------
        (Exact name of small Business Issuer as specified in its charter)


                 NEVADA                                   20-2033200
                 ------                                   ----------
    (State or other jurisdiction of            (IRS Employer Identification No.)
     incorporation or organization)
                                                            1311
                                                            ----
                                                (Primary Standard Industrial
                                                    Classification Code)
       675 BERING DRIVE, SUITE 200
             HOUSTON, TEXAS                                 77057
             --------------                                 -----
(Address of principle executive offices)                 (Zip Code)



                                 (713) 961-9337
                                 --------------
                 Issuer's telephone number, including area code

ITEM 8.01     OTHER EVENTS

     We entered into an Asset Purchase Agreement with Quinduno Energy, LLC ("Quinduno) on October 18, 2005 (the "Agreement") for the acquisition of a 100% working interest and not less than an 82% net revenue interest in 1,780 acres of leases in the Quinduno Field located in Roberts County, Texas, in the Anadarko Basin. Subject to the completion of certain additional due diligence and the satisfaction of certain conditions, including obtaining adequate permits and other conditions consistent with transactions of this type, we anticipate closing the transaction on or before November 15, 2005.

     The Agreement provides for the payment of the purchase price of cash and restricted shares of our common stock to be paid out in phases as provided for in the Agreement. Should the project not proceed past the first phase, our maximum obligation would be the payment of $750,000 cash and the issuance of 1,000,000 restricted shares of our common stock. We anticipate our capital expenditures for the first phase of the project will be approximately $2,900,000. Assuming the entire project is completed, the total consideration to Quinduno will be the payment of $2,000,000 cash and the issuance of 3,000,000 restricted shares of our common stock. Upon completion of the entire project, Quinduno will back in to a 10% working interest after we have been repaid all acquisition costs and capital expenditure costs plus $7,500,000.

     At any time after completion of the first phase of the project, should we, in our sole discretion, determine to terminate further operations, then we must offer Quinduno our interest in the leases for a purchase price equal to an internal rate of return to us of twenty two and one half percent (22.5%), calculated monthly, using the closing date under the Agreement as the commencement date and, taking into account all acquisition cash, all capital expenditures, plus a sum of $7,500,000 and the net income received from the project. Quinduno shall have 45 days to exercise its right of refusal to repurchase the leases, at which time, upon Quinduno's refusal to repurchase, we may sell our interest in the leases to a third party.

     The Ryder Scott Company has estimated the property's proved reserves to be
2.59 million barrels of oil (MMbo) and 1.4 billion cubic feet (Bcf) of natural gas. Using a flat SEC price as of September 30, 2005, of $66.23 per barrel of oil and $14.32 per Mcf gas (after adjustment), estimated Future Net Revenues after capital expenditures for development (FNR) from proved reserves is $101,700,000 and the FNR discounted at 10% or Present Value (PV-10) is $45,500,000 million. It is anticipated that these proved reserves will be extracted using conventional waterflood technology. Petrosearch intends to initiate the waterflood project within the next six months.

     A copy of the Asset Purchase Agreement is filed herewith as Exhibit 99.1.

     A copy of the press release issued on November 2, 2005, is filed herewith as Exhibit 99.2.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

     (c)  Exhibits

Exhibit Number              Description

99.1               Asset Purchase Agreement with Quinduno Energy, LLC
99.2               Press release dated November 2, 2005

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         PETROSEARCH ENERGY CORPORATION
Date: November 2, 2005
                                        By: /s/ Richard D. Dole
                                           -------------------------------------
                                           Richard D. Dole
                                           Chief Executive Officer and President